Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2021 FIRST QUARTER RESULTS

•Q1 2021 GAAP basic EPS of ($0.17) and adjusted basic EPS of ($0.10), compared to Q1 2020 GAAP diluted EPS of $0.50 and adjusted diluted EPS of $0.64.

•Q1 2021 Sales were $310 million, compared to $541 million in the first quarter of 2020.

•Strong liquidity at March 31, 2021 included cash of $82 million and revolver borrowing availability of $536 million.

See table C for reconciliation of GAAP and non-GAAP operating (loss) income, net (loss) income and earnings (loss) per share  and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended
	March 31,
(In millions, except per share data)	2021	2020	% Change

Net Sales	$310.3	$541.0	(42.6)%
Net sales change in constant currency			(43.5)%
Operating (loss) income	(10.2)	65.7	(115.5)%
Net (loss) income	(14.0)	42.4	(133.0)%
Diluted net (loss) income per common share	$(0.17)	$0.50	(133.4)%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating income	$1.9	$80.4	(97.6)%
As a % of sales	0.6%	14.9%
Adjusted Net (loss) income (Table C)	(8.4)	53.8	(115.6)%
Adjusted diluted net income per share	$(0.10)	$0.64	(115.6)%

STAMFORD, Conn. April 19, 2021 – Hexcel Corporation (NYSE: HXL) today reported first quarter 2021 results including net sales of $310 million and adjusted diluted EPS of $(0.10) per share.

Chairman, CEO and President Nick Stanage said, “First quarter results were in line with our expectations and reflect a strong focus on cost controls in light of the pandemic-related economic headwinds we face, including the impact of continued supply chain destocking. This first quarter, along with Q3 and Q4 2020, are projected to be the low point of the current pandemic-driven demand cycle, and we now expect destocking to wind down as we move through the second quarter and to be mostly behind us as we enter the second half of the year. At that point, Commercial Aerospace sales should start to grow steadily, more closely reflecting OEM aircraft build rates. We expect a gradual step up in sales each quarter as 2021 progresses, followed by an extended period of growth starting in 2022.

Mr. Stanage continued, “We believe a steady yet slow recovery is developing as the world emerges from the pandemic and regains its confidence in traveling once again. As it does, Hexcel is well positioned to support the sizable OEM aircraft backlog with our innovative, lightweight advanced composites technology that drives fuel efficiency, reduces emissions, and improves performance. We also previously communicated our target to reduce overhead costs on an annual basis by $150 million by mid-2021 and I’m pleased to report a significant portion of those savings have been achieved and are reflected in our first quarter results. Hexcel has never been more focused on its Customers, on Operational Excellence, and on Innovation. We expect to emerge from these challenges as a leaner and stronger company, even better positioned to deliver strong growth and increasing shareholder returns.”

Markets

Sales in the first quarter of 2021 were $310.3 million compared to $541.0 million in the first quarter of 2020.

Commercial Aerospace

•

Commercial Aerospace sales of $147.6 million decreased 59.3% (59.7% in constant currency) for the quarter compared to the first quarter of 2020. Sales were down significantly across all major platforms reflecting pandemic-induced build rate reductions by the aircraft OEMs and continued supply chain destocking. Boeing 737 MAX sales continue at a low level.

•

Sales to “Other Commercial Aerospace,” which include regional and business aircraft, decreased 48.0% in the first quarter of 2021 as compared to 2020, as the global pandemic negatively impacted demand across this market sector, particularly business jets.

Space & Defense

•

Space & Defense sales of $111.7 million were unchanged compared to the first quarter of 2020 (decrease of 1.0% in constant currency). Strength in rotorcraft, including the CH-53K, as well as the F-35 joint strike fighter was offset by the collective impact of a softer quarter for a number of smaller U.S. defense and space programs.

Industrial

•

Total Industrial sales of $51.0 million in the first quarter were down 23.3% (27.1% in constant currency) compared to the first quarter of 2020. Lower wind energy sales drove the decrease, partially offset by stronger automotive sales.

•

Wind energy sales (the largest submarket in Industrial) experienced a decline of 42.5% in constant currency compared to the first quarter of 2020. The decrease was due to general lower demand and the cessation of sales in North America following a previously reported customer demand shift.

Consolidated Operations

Gross margin for the first quarter was 17.1% compared to 26.0% in the prior year period. Similar to the second half of fiscal year 2020, lower volumes continue to be a headwind leading to the under absorption of fixed overhead magnified by the continued temporary idling of select production assets and facilities. Sales mix did, however, improve in the first quarter of 2021 compared to the fourth quarter of 2020. Selling, general and administrative and R&T expenses for the first quarter of 2021 decreased $9.3 million or 15.4% compared to the prior year due to global realignment actions and headcount reductions to lower the cost structure. Other operating expenses were restructuring charges primarily related to labor actions outside the U.S. Adjusted operating income in the first quarter of 2021 was $1.9 million, or 0.6% of sales, compared to adjusted operating income of $80.4 million, or 14.9% of sales in 2020. The impact of exchange rates on operating income as a percent of sales was negative by approximately 10 basis points in the first quarter of 2021 compared to 2020.

Cash, 2021 Guidance Update and other

•

The effective tax rate for the first quarter of 2021 was a 36.8% benefit compared to a 21.9% charge in the first quarter of 2020. The quarter ended March 31, 2021 includes a discrete tax benefit of $3.2 million from the revaluation of deferred tax liabilities related to a favorable U.S. state tax law change. The prior period benefited from deductions associated with share-based compensation payments. The effects of the COVID-19 pandemic will continue to have an impact on the Company’s overall effective tax rate throughout 2021.

•

Net cash from operating activities in the first quarter of 2021 was a use of $1.2 million compared to a source of $8.6 million in the first quarter of 2020. Capital expenditures on a cash basis were $4.9 million during the first quarter of 2021 compared to $27.2 million during the first quarter of 2020. Free cash flow was ($6.1) million for the first quarter of 2021 compared to ($18.6) million in the first quarter of 2020. Working capital was a cash use of $26.2 million in the first quarter of 2021, principally related to an increase in receivables, compared to a cash use of $94.8 million in the first quarter of 2020. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures.

•

The share repurchase program remains temporarily suspended and no shares were repurchased during the first quarter of 2021. Further, share repurchases are also restricted per the second amendment to the Revolver facility that was executed in January 2021. The remaining authorization under the share repurchase program at March 31, 2021 was $217 million. The quarterly dividend remains temporarily suspended. The Board of Directors will continue to evaluate capital allocation strategies on at least a quarterly basis.

•	The Company continues to withhold financial guidance due to the market uncertainties arising from the global pandemic.

*****

Hexcel will host a conference call at 10:00 a.m. ET, on April 20, 2021 to discuss first quarter 2021 results. The event will be webcast via the Investor Relations webpage at www.Hexcel.com. The event can also be accessed by dialing +1 (647) 689-5685. The conference ID is 4194215. Replays of the call will be available on the website.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications. Learn more at www.Hexcel.com.

*****

Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the possible push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations with regard to the build rate of the Boeing 737 MAX following its return to service and the related impact on our revenues; expectations with regard to the timing of inventory destocking resulting from the pandemic-related decrease in customer demand; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures and inventory levels; expectations as to the level of capital expenditures and completion of capacity expansions and qualification of new products; expectations regarding our ability to maintain and improve margins in view of the pandemic-induced economic environment; projections regarding our tax rate; expectations with regard to the continued impact of the COVID-19 pandemic on worldwide air travel and aircraft programs, as well as on our customers and suppliers and, in turn, on our operations and financial results; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2021 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the impact of the COVID-19 pandemic, including continued disruption in global financial markets, ongoing restrictions on movement and travel, employee absenteeism and reduced demand for air travel, on the operations, business and financial condition of Hexcel and its customers and suppliers; reductions in sales to any significant customers, particularly Airbus or Boeing, including reduction in revenue related to the timing of ramp-up of production of the Boeing 737 MAX, as well as due to the impact of the COVID-19 pandemic; inability to effectively adjust production and inventory levels to align with customer demand; inability to effectively motivate, retain and hire the necessary workforce; inability to successfully implement or realize our business strategies, plans and objectives of management, including any restructuring or alignment activities in which we may engage; timing of inventory destocking caused by the COVID-19 pandemic; changes in sales mix; changes in current pricing and cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; availability and cost of raw materials; supply chain disruptions; inability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including, but not limited to, the effect of change in global trade policies and the impact of the exit of the U.K. from the European Union; work stoppages or other labor disruptions; unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Kurt Goddard, Vice President – Investor Relations
(203) 352-6826
Kurt.Goddard@Hexcel.com

Hexcel Corporation and Subsidiaries
Consolidated Statements of Operations
	Unaudited
	Quarters Ended
	March 31,
(In millions, except per share data)	2021	2020
Net sales	$310.3	$541.0
Cost of sales	257.2	400.1
Gross margin	53.1	140.9
% Gross Margin	17.1%	26.0%

Selling, general and administrative expenses	39.6	46.5
Research and technology expenses	11.6	14.0
Other operating expense	12.1	14.7
Operating (loss) income	(10.2)	65.7

Interest expense, net	10.3	12.0
(Loss) income before income taxes, and equity in earnings of affiliated companies	(20.5)	53.7
Income tax (benefit) expense	(7.5)	11.8
(Loss) income before equity in earnings of affiliated companies	(13.0)	41.9
Equity in (losses) earnings from affiliated companies	(1.0)	0.5
Net (loss) income	$(14.0)	$42.4

Basic net (loss) income per common share:	$(0.17)	$0.51

Diluted net (loss) income per common share:	$(0.17)	$0.50

Weighted-average common shares:
Basic	84.0	83.7
Diluted	84.0	84.3

Hexcel Corporation and Subsidiaries
Consolidated Balance Sheets
	Unaudited
	March 31,	December 31,
(In millions)	2021	2020
Assets
Cash and cash equivalents	$82.0	$103.3
Accounts receivable, net	164.4	125.4
Inventories, net	217.4	213.5
Contract assets	42.3	43.1
Prepaid expenses and other current assets	50.7	38.0
Assets held for sale	12.6	12.6
Total current assets	569.4	535.9

Property, plant and equipment	3,109.8	3,139.7
Less accumulated depreciation	(1,281.4)	(1,265.5)
Net property, plant and equipment	1,828.4	1,874.2

Goodwill and other intangible assets, net	274.4	277.8
Investments in affiliated companies	44.4	44.7
Other assets	176.9	185.2
Total assets	$2,893.5	$2,917.8

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.3	$0.9
Accounts payable	88.5	70.0
Accrued compensation and benefits	56.1	43.2
Accrued liabilities	75.0	69.0
Total current liabilities	219.9	183.1

Long-term debt	912.0	925.5
Retirement obligations	52.2	53.9
Other non-current liabilities	222.5	245.1
Total liabilities	$1,406.6	$1,407.6

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 109.9 shares issued at March 31, 2021 and 109.7 shares issued at December 31, 2020	$1.1	$1.1
Additional paid-in capital	861.5	849.7
Retained earnings	1,982.4	1,996.4
Accumulated other comprehensive loss	(78.7)	(59.6)
	2,766.3	2,787.6

Less – Treasury stock, at cost, 26.1 shares at both March 31, 2021 and December 31, 2020	(1,279.4)	(1,277.4)
Total stockholders' equity	1,486.9	1,510.2
Total liabilities and stockholders' equity	$2,893.5	$2,917.8

Hexcel Corporation and Subsidiaries
Consolidated Statements of Cash Flows
	Unaudited
	Quarters Ended
	March 31,
(In millions)	2021	2020

Cash flows from operating activities
Net (loss) income	$(14.0)	$42.4
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	34.5	35.5
Amortization related to financing	1.5	0.3
Deferred income taxes	(8.8)	(0.6)
Merger and restructuring expenses, net of payments	1.5	12.6
Equity in earnings from affiliated companies	1.1	(0.5)
Stock-based compensation	9.0	14.4

Changes in assets and liabilities:
Increase in accounts receivable	(42.0)	(42.0)
Increase in inventories	(7.6)	(26.4)
Increase in prepaid expenses and other current assets	(6.8)	(7.6)
Increase (decrease) in accounts payable/accrued liabilities	30.2	(18.8)
Other - net	0.2	(0.7)
Net cash (used in) provided by operating activities (a)	(1.2)	8.6

Cash flows from investing activities
Capital expenditures (b)	(4.9)	(27.2)
Net cash used in investing activities	(4.9)	(27.2)

Cash flows from financing activities
Net (repayments) borrowing from senior unsecured credit facilities	(14.0)	380.0
Repayments of Euro term loan	-	(49.9)
Repayment of finance lease obligation and other debt, net	(0.3)	(0.1)
Dividends paid	-	(14.2)
Repurchase of stock	-	(24.6)
Activity under stock plans	0.8	(6.4)
Net cash (used in) provided by financing activities	(13.5)	284.8
Effect of exchange rate changes on cash and cash equivalents	(1.7)	(1.3)
Net (decrease) increase in cash and cash equivalents	(21.3)	264.9
Cash and cash equivalents at beginning of period	103.3	64.4
Cash and cash equivalents at end of period	$82.0	$329.3

Supplemental data:
Free Cash Flow (a)+(b)	$(6.1)	$(18.6)
Accrual basis additions to property, plant and equipment	$4.0	$21.9

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended March 31, 2021 and 2020				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2021	2020	%	Effect (b)	2020	%
Commercial Aerospace	$147.6	$362.9	(59.3)	$3.5	$366.4	(59.7)
Space & Defense	111.7	111.6	0.1	1.2	112.8	(1.0)
Industrial	51.0	66.5	(23.3)	3.5	70.0	(27.1)
Consolidated Total	$310.3	$541.0	(42.6)	$8.2	$549.2	(43.5)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	47.6	67.1			66.7
Space & Defense	36.0	20.6			20.5
Industrial	16.4	12.3			12.8
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter ended March 31, 2020 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2021 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
First Quarter 2021
Net sales to external customers	$237.2	$73.1	$-	$310.3
Intersegment sales	13.3	0.6	(13.9)	-
Total sales	250.5	73.7	(13.9)	310.3

Other operating expense	12.7	(0.7)	0.1	12.1

Operating (loss) income	7.4	4.7	(22.3)	(10.2)
% Operating margin	3.0%	6.4%		-3.3%

Depreciation and amortization	30.8	3.7	-	34.5
Stock-based compensation expense	0.6	0.2	8.2	9.0
Accrual based additions to capital expenditures	3.6	0.4	-	4.0

First Quarter 2020
Net sales to external customers	$438.5	$102.5	$-	$541.0
Intersegment sales	24.8	0.5	(25.3)	-
Total sales	463.3	103.0	(25.3)	541.0

Other operating expense	0.6	0.3	13.8	14.7

Operating income (loss)	91.5	6.5	(32.3)	65.7
% Operating margin	19.7%	6.3%		12.1%

Depreciation and amortization	31.8	3.7	-	35.5
Stock-based compensation expense	4.7	1.2	8.5	14.4
Accrual based additions to capital expenditures	20.2	1.7	-	21.9

a)	Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating (Loss) Income, Net (Loss) Income, EPS, Tax Rate and Operating Cash Flow to Free Cash Flow		Table C
	Unaudited
	Quarters Ended
	March 31,
(In millions)	2021	2020
GAAP operating (loss) income	$(10.2)	$65.7
Other operating expense (a)	12.1	14.7
Non-GAAP operating income	$1.9	$80.4

	Unaudited
	Quarters Ended March 31,
	2021		2020
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$(14.0)	$(0.17)	$42.4	$0.50
Other operating expense (a)	8.8	0.11	11.4	0.14
Tax benefit (b)	(3.2)	(0.04)	-	-
Non-GAAP	$(8.4)	$(0.10)	$53.8	$0.64

	Unaudited
	Quarters Ended March 31,
(In millions)	2021	2020
Net cash provided by operating activities	$(1.2)	$8.6
Less: Capital expenditures	(4.9)	(27.2)
Free cash flow (non-GAAP)	$(6.1)	$(18.6)

(a)	The quarter ended March 31, 2021 includes restructuring costs primarily related to severance. The quarter ended March 31, 2020 includes costs related to the terminated merger with Woodward, Inc.
(b)	The quarter ended March 31, 2021 includes a discrete tax benefit of $3.2 million from the revaluation of deferred tax liabilities related to a favorable U.S. state tax law change.

NOTE: Management believes that adjusted operating income (loss), adjusted net income (loss), adjusted diluted net income (loss) per share and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	March 31,	December 31,	March 31,
(In millions)	2021	2020	2020

Current portion finance lease	$0.3	$0.9	$0.6

Total current debt	0.3	0.9	0.6

Senior unsecured credit facility	214.0	228.0	693.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(1.4)	(1.5)	(1.7)
Senior notes deferred financing costs	(3.4)	(3.5)	(4.0)
Other debt	2.8	2.5	2.2
Total long-term debt	912.0	925.5	1,389.5
Total Debt	912.3	926.4	1,390.1
Less: Cash and cash equivalents	(82.0)	(103.3)	(329.3)
Total debt, net of cash	$830.3	$823.1	$1,060.8